Exhibit 1.01 – Conflict Minerals Report (CMR)

Conflict Minerals Report of Hasbro, Inc.

Section 1: Introduction and Company Overview

This is the Conflict Minerals Report of Hasbro, Inc. (herein referred to as "Hasbro," the "company," "we," "us," or "our") for calendar year 2014 in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 ("Rule 13p-1"). Numerous terms in this report are defined in Rule 13p-1 and Form SD and the reader is invited to refer to those sources for complete definitions of these terms.

Hasbro, Inc. (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences.  We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build our brands, product innovation and development of global business reach.  We apply these principles to leverage our owned and controlled brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as our premier partner brands.  From toys and games to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world.

Some of Hasbro's products include electronics and other components that contain tin, tungsten, tantalum and/or gold (referred to hereafter as "conflict minerals" or "3TG").  Accordingly, we are subject to the disclosure requirements of Section 1502 of the  Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act" or the "Act") and Rule 13p-1 under the Securities and Exchange Act of 1934.  Hasbro has concluded that during the 2014 calendar year, we contracted to manufacture products containing 3TG and have determined that these minerals are necessary to the functionality or production of these products.

As described in Form SD, we conducted a Reasonable Country of Origin Inquiry ("RCOI") to assess whether the necessary conflict minerals in our products originated from the Covered Countries.  Based on our RCOI, we were unable to determine that our necessary conflict minerals did not originate in the Covered Countries or are not from recycled or scrap sources.

Section 2: Due diligence framework

Hasbro designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013) ("OECD Framework") and related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

Hasbro's due diligence efforts for 2014 (which incorporated steps taken in 2013 as part of our establishment of a conflicts mineral policy and management systems) included the following steps:

Establish company management systems:  Hasbro:

·
Established a policy statement in 2013 with respect to sourcing of minerals from the Democratic Republic of Congo ("DRC") and its adjoining countries and published this statement online at the following internet address {http://csr.hasbro.com/has12-conflict-minerals-policy.php}. This policy was updated and enhanced in 2014 to reinforce our commitment to the ultimate goal that any conflict minerals included in our products are sourced from smelters identified as conflict free or are otherwise subject to supplier diligence sufficient to determine that such minerals are not being used to fund armed conflict in the DRC and its adjoining countries.

·
Established an internal governance structure in 2013 that included a cross functional conflict minerals steering committee and working group comprised of representatives from Global Operations, Quality Assurance, Corporate Social Responsibility, Information Technology, Legal, Finance and Investor Relations.

·	Implemented a supply chain diligence system through the use of a conflict minerals reporting survey.
·
Continued to engage with at-risk suppliers of owned and operated manufacturing facilities (direct suppliers) and third party vendors (contract manufacturers) that Hasbro believed were most likely to supply products containing  3TG, by sending a notification letter to such suppliers and vendors at the start of the RCOI stating that Hasbro is subject to Section 1502 of the Dodd-Frank Act, and that their cooperation in responding to the survey is expected.

·
Conducted supply chain surveys based on the EICC/GeSI conflict minerals questionnaire with 48 direct suppliers and contract manufacturers identified during our applicability assessment and RCOI.  Unlike in 2013, when each direct supplier and contract manufacturer received one survey, in 2014 we employed separate surveys for each of the Company's four product categories: Boys, Girls, Preschool and Games, for contract manufacturers, such that an individual at-risk contract manufacturer could receive up to four individual surveys if they were providing products in each of the Company's four product categories.

·
Provided surveyed direct suppliers and contract manufacturers with links to conflict minerals web-based training presentations that included an overview of the conflict minerals rules under the Dodd-Frank Act, as well as trainings on how to complete the survey.

·	Developed a grievance mechanism in 2013, which was continued in 2014, to enable the reporting of grievances via the Hasbro Conflict Minerals email.
·	Established a plan in 2013, which was continued in 2014, to retain conflict minerals program documentation for at least 5 years.

Identify and assess risks in the supply chain

·
Suppliers surveyed were asked to identify smelters and refiners that process conflict minerals contained in our products, including country of origin, based on the EICC/GeSI conflict minerals questionnaire.

·	Every survey received was logged in our technology platform and reviewed manually by Hasbro personnel.
·	Non-responsive suppliers and survey responses that we believed to be incomplete or inconsistent were identified for additional follow-up.
·
Reasons for follow-up with suppliers included, but were not limited to, that the suppliers did not provide a complete smelter list or did not receive complete conflicts mineral sourcing information from all of their relevant suppliers.

·	Smelters identified by suppliers surveyed by Hasbro were compared against the list maintained by the Conflict Free Smelter Program.

Design and implement a strategy to respond to identified risks

·	The results of the survey review and associated risks were reported to members of the steering committee.
·	Suppliers that did not respond to Hasbro's initial survey request were sent escalation letters requesting that they provide the information requested.
·	Suppliers who provided incomplete or inconsistent responses were sent a follow-up corrective action letter asking them to update their survey response.
·
Hasbro contacted suppliers who identified smelters that were not designated as conflict free to determine if they had any additional information regarding country of origin of the conflict minerals and to remind them of the responsible sourcing policy.

Carry out independent third-party audit of smelter/refiner due diligence practices

Hasbro is a downstream consumer of necessary conflict minerals and is many steps removed from smelters and refiners who provide minerals and ores. Hasbro does not purchase raw minerals or ores, and does not, to the best of its knowledge, directly purchase 3TG from any of the Covered Countries.  Therefore, Hasbro does not perform or direct audits of smelters and refiners within the supply chain, but rather we rely on the audits carried out by the Conflict Free Sourcing Initiative (CFSI).

Report annually on supply chain due diligence

This report and the associated Form SD are available online at the following internet address {http://csr.hasbro.com/has14-conflict-minerals-report.php}.

Section 4: Determination

Based on the due diligence described above, Hasbro has determined that for its products containing necessary conflict minerals, Hasbro is not able to determine if such conflict minerals did or did not originate in the Covered Countries or are from recycled or scrap sources.
Hasbro's product categories that may include products containing 3TG are (1) Boys; (2) Girls; (3) Preschool; and (4) Games:

·
Boys:  Boys products include action figures, vehicles, playsets and role play items.  Boys' franchise brands include the NERF line of sports and action products and TRANSFORMERS action figures and accessories. Our boys' category also included SUPER SOAKER water blasters, G.I. JOE action figures and accessories and entertainment-based licensed products based on popular movie, television and comic book characters.

·
Girls: In our Girls business we offer small dolls and fashion dolls, creative play products, and active role play products.  Girls' franchise brands comprise LITTLEST PET SHOP, MY LITTLE PONY and NERF REBELLE. Other major girls' brands included FURREAL FRIENDS, BABY ALIVE, EASY BAKE and FURBY.

·	Pre-school: Franchise brand offerings in the preschool category included PLAY-DOH and TRANSFORMERS RESCUE BOTS products. Other major preschool brands included PLAYSKOOL.

·
Games: Our games category included an assortment of brands delivered on various gaming platforms, including action battling, board, off-the-board, digital, trading card and role-playing games. Franchise brands in Games comprise MAGIC: THE GATHERING and MONOPOLY, and other major game brands included in our Games business are BATTLESHIP, BOP-IT, CANDYLAND, CLUE, CONNECT 4, CRANIUM, DUEL MASTERS, ELEFUN & FRIENDS, GAME OF LIFE, JENGA, OPERATION, RISK, SORRY!, TRIVIAL PURSUIT, TWISTER, and YAHTZEE.

Hasbro does not, to the best of its knowledge, directly purchase 3TG from any of the Covered Countries.  As a downstream consumer of 3TG, Hasbro must rely on its suppliers to gather information about smelters and refiners in the supply chain. Hasbro has received responses from 88% of the direct suppliers and contract manufacturers it surveyed (the survey included all 48 direct suppliers and contract manufacturers identified as being at risk for incorporating 3TG into products supplied to Hasbro).   The responses from 18 of the direct suppliers and contract manufacturers surveyed included a list of smelters used by such parties.  Of those 18 respondents, five indicated potential sourcing of conflicts minerals from the Covered Countries.  All five of those contract manufacturers disclosed a smelter list and all but one of the listed smelters for those five contract manufacturers are either currently designated as compliant by the Conflict Free Smelter Program (CFSP) or are in the process of actively seeking such designation.  All of these disclosed smelters are included in the full list of smelters reported to us by our direct suppliers and contract manufacturers which is attached to our Conflict Minerals report as Annex 1.

With regard to the responses to our survey that identified specific smelters, we cannot be certain that the identified smelters supplied 3TG for products supplied to Hasbro rather than for a different customer of that direct supplier or contract manufacturer. For this reason we have been unable to identify with confidence the specific smelters used to process the 3TG in our products or the country of origin or the mine or location of origin of the 3TG in our products, or whether the 3TG in our products is from scrap or recycled sources.
The responding direct suppliers and contract manufacturers declared a total of 49 unique smelter names as the source of 3TG.  Of the 49 declared smelters, 34 have been designated as conflict free under the Conflict Free Smelter Program (CFSP), and an additional 6 smelters are actively pursuing such designation at this time.  That leaves 9 smelters on the list of declared smelters that are not currently CFSP compliant or actively pursuing such designation.  The source of conflict minerals from those smelters is undetermined at this time and we are not able to determine currently whether 3TG from any of those smelters were used in our products.  Set forth in Annex 1 is a list of the 49 unique smelter names disclosed to us by our direct suppliers and contract manufacturers broken down into those that are currently CFSP compliant, those actively seeking such designation at this time, and other smelters.
 Our contract manufacturers supply finished products in every product category.  Direct suppliers supply materials to our owned and operated manufacturing facilities for Games products.  In 2013 all of the responses to our survey were at a company level and the suppliers were unable to report which specific smelters or refiners were part of the supply chain for products sold to Hasbro. In 2014 we surveyed contract manufacturers at the product category level, as part of our continual improvement efforts to increase our ability to ultimately link suppliers and smelters to specific product categories and products.  However, at this time we are not able to link specific smelters and sources of conflict minerals to our product categories and products.
The Hasbro sourcing model is designed to provide Hasbro flexibility to move production of products among suppliers based on supplier capacities and product demand.  Consequently, there may be instances where the same Hasbro branded product is manufactured by multiple contract manufacturers, which increases the complexity in linking a product with specific smelters for all of its suppliers.  With the level of information Hasbro has received from its direct suppliers and contract manufacturers and its current technology infrastructure, Hasbro has made progress from 2013 in its ability to begin connecting specific smelters or refiners to our direct suppliers and contract manufacturers for Hasbro product categories for the 2014 reporting year, but at this time Hasbro has not been able to determine the country of origin for the 3TG minerals in our product categories.

Section 5: Independent audit

Pursuant to Rule 13p-1, Hasbro has determined that for 2014 an independent private sector audit is not required.

Section 6: Continuous Improvement efforts to mitigate risk

Hasbro has taken and intends to take the following steps to improve the number and quality of supplier responses in the next compliance period and to mitigate risk that the necessary conflict minerals used in Hasbro products may finance or benefit armed groups in the Covered Countries:

·	Continue to use contract terms and conditions for new contracts requiring direct suppliers and contract manufacturers to respond to inquiries regarding conflict minerals in a timely manner.
·
Continue engaging non-responsive and non-compliant suppliers from 2014 into the 2015 reporting period, with the objective of achieving a 100% response rate from all direct suppliers and contract manufacturers and obtaining complete smelter lists and the ability to link specific direct suppliers and contract manufacturers to particular smelters and to particular product categories.

·
New in 2015 our Executive Vice President, Chief Global Operations and Business Development Officer is reaching out to direct suppliers and contract manufacturers who have not provided complete survey data.

·	Continue to work with direct suppliers and contract manufacturers to identify to the extent possible the source of conflict minerals used in Hasbro's products.
·
Build capabilities with active and new contract manufacturers by helping them understand the importance of this initiative to Hasbro and to encourage their participation in 2015 through supplier trainings.

·
Encourage direct suppliers and contract manufacturers to source from smelters that have received the conflict free designation or that are otherwise subject to adequate due diligence to ensure such minerals are not being used to fund conflict.

·	Continue working with our direct suppliers and contract manufacturers to better understand how individual sources of conflict minerals may apply to our individual product categories.

Certain statements in this Conflict Minerals Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company's future actions to engage suppliers, to identify to the extent possible the source of 3TG minerals in its products and to take other actions regarding its product sourcing. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company's continual improvement efforts and delays or difficulties in engaging direct suppliers and contract manufacturers and identifying the source of 3TG contained in the Company's products.

Annex 1

CFSP Compliant Smelters

Metal Name	Smelter Name	Smelter Country Name
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies SA	SWITZERLAND
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Ulba	KAZAKHSTAN
Tin	Alpha	UNITED STATES
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah (Persero),Tbk	INDONESIA
Tin	PT 2indo Inter Nusa	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Thaisarco	THAILAND
Tin	Yunnan Tin Company, Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Smelters Actively Pursuing CFSP Designation

Metal Name	Smelter Name	Smelter Country Name
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Liuzhou China 2	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Zhangyuan Tungsten Co.,Ltd.	CHINA

All Other Smelters

Metal Name	Smelter Name	Smelter Country Name
Gold	WuJiang HengYuan Metal Products Co.,Ltd.	CHINA
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	PT Koba Tin	INDONESIA
Tin	Shen Zhen HuaJun Metal Products Co.,Ltd	CHINA
Tin	Yunxin Youse Dianjie Co.,Ltd	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES